Exhibit 10.42

[English translation for reference only]

Comprehensive Credit Contract with Quanzhou Branch of Bank of Communications
(No.: 3550052009C900002300) for RMB 95 million

Important Notice: Any applicant for the credit shall read through this contract carefully, special attention shall be paid to the articles marked with
.
Applicant: Guanke (Fujian) Electron Technological Industry Co Ltd
Legal Representative (Principal):  Tin Man Or
Legal Address:
Postal Address:

Creditor:  Quanzhou Branch affiliated to Bank of Communications Co Ltd
Principal:   Xiaodong Li
Correspondence Address:   No.550 Fengze Street, Quanzhou city, Fujian, China

Whereas the Applicant applied for the comprehensive credit line and to define rights and responsibilities of both parties hereto, the Applicant and the Creditor, through mutual negotiation, hereby agree to make this Contract as follows.

Article I. Definitions

Unless otherwise stipulated, the terms used in this contract are defined as follows:

“Comprehensive Credit” refers to various types of credit products that the Creditor provides to the Applicant. The types of the credit products include RMB or foreign currency current funds loan,, hypothecated loan on export rebate account, bank acceptance, import letter of credit, packing loan, import bill advance, import collection finance, import outward remittance financing, export finance, export invoice finance, letter of guarantee or other credit products the Creditor has to offer.

“Comprehensive credit line” is the upper limit of the total credits applied by the Applicant.

“Categorization of quota” is the upper limit of each credit product.

“Credit balance” refers to the total amount remaining to be used under the line of credit. The credit balance refers to the total amount of effective bank acceptance/letter of credit/letter of guarantee plus the amount of bank acceptance/letter of credit/letter of guarantee that does not paid by the Applicant .

“Balance of the categorization quota” refers to the amount remaining to be used under the line of credit plus the amount of bank acceptance/letter of credit/letter of guarantee that does not paid by the Applicant

“Period for the line of credit” refers to the period that the Applicant requests in light of this contract, the actual period starts from the date of extension of the letter of credit. The period of each credit line shall be set in the Application for Usage of Credit Line. The period for the line of credit for this contract is from 2009 to August 17, 2010.

“Credit Line” refers to the comprehensive line of credit and/or categorization quota.

“Loan pledged with an export tax rebate custody account” refers to short-term current loan pledged by the account receivables associated with the export tax rebate.

“Import finance” refers to short-term loan extended to the Applicant upon written application. The loan is to be used to settle the payment shown on the import letter of credit. The Applicant shall pay back the loan and interests arising therefrom in accordance with the loan rate and the period agreed by the two parties.

“Import collection finance” refers to the short-term financing upon written request from the Applicant to settle the payment for import of goods through the D/P. The Applicant shall pay back the loan and interests arising therefrom in accordance with loan rate and period agreed by the two parties.

“Import outward remittance financing” refers to the financing for the payment to be wired via telegraphic transfer to the receiver’s bank account. The financing is extended upon written request by the Applicant to settle payment for the import goods having arrived at the designated port. The Applicant shall pay back the loan and the interests arising therefrom in accordance with the loan rate and the period agreed by the two parties.

“Export finance” refers to the short-term loan extended to the Applicant upon written application with a complete package comprised of letter of credit and the supporting invoices or documents. The Applicant shall pay back the loan and interests arising therefrom in accordance with the loan rate and the period agreed by the two parties.

“Finance associated with export collection” refers to the short-term financing upon written request from the Applicant to facilitate the export and ensure timely export collection. The Applicant shall pay back the loan and interests arising therefrom in accordance with loan rate and period agreed by the two parties.

“Export invoice finance” refers to the short-term financing upon written request along with supporting invoices and other export documents from the Applicant. It is applicable to the T/T settlement for the export only.

Article II Credit Line

2.1 Comprehensive credit line is RMB95 million.
2.2 Applicable to the following credit products marked with “V”:

RMB working capital loan
Foreign currency working capital loan
Loan pledged by export rebate
V Bank Acceptance
Letter of Guarantee
V Letter of Credit
V Import finance
Finance associated with import collection
Import outward remittance financing
Package loan
V Export finance
Export invoice finance

The credit line is categorized as follows,

Type of credit	Currency	in capital letters
Spot Letter of Credit	RMB	SEVENTY FIVE MILLION
Forward Letter of Credit	RMB	SEVENTY FIVE MILLION
Import finance	RMB	THIRTY MILLION
Export finance	RMB	THIRTY MILLION
Bank acceptance	RMB	FIFTY FIVE MILLION

2.3 The upper limits for each type of credit, set forth herewith 2.2, is subject to the upper limit for the respective type of credit and the comprehensive credit line.

Article III Conditions precedent for the use of the credit line:

3.1 Common conditions precedent for the use of the credit line
(1) The credit balance shall not exceed the comprehensive credit line and the categorized credit balance shall not exceed the line of credit applied to each category of credit
(2) The amount of credit being applied shall not exceed the remaining amount of the line of credit and the categorized line of credit.
(3) Application of the credit shall be submitted within the period stipulated in this contract
(4) In case that the contract of guarantee (if exists) under this agreement is effective and continues to be effective, and the contract of guarantee is the pledged contract, the pledged property shall be established and remains effective.
(5) The Applicant shall be obliged to obtain all the government recognition, approval and registration to facilitate the application and usage of the line of credit.
(6) The application materials shall be in compliance with the relevant regulations of the Creditor
(7) No material negative development in the operation and financial conditions of the Applicant
(8) The Applicant does not breach the contract
(9) The application materials shall abide by the conditions precedent for each category of credit

3.2 Conditions precedent for the use of working capital loan
N/A
3.3 Conditions precedent for the use of loan pledged by export rebate
N/A
3.4 Conditions precedent for the use of bank acceptance
(1) Collateral equivalent to the 40% of the amount shown on the bank acceptance shall be provided or deposited in the certificate of deposit issued by the Bank of Communications.
(2) All the application documents submitted by the Applicant shall be true and legal
(3) Processing fee is paid in accordance with the instruction from the Creditor
(4) The bank acceptance shall not exceed six months and shall be no later than February 17, 2011
(5) Risk exposure rate shall not be lower than 0.4%

3.5 Conditions precedent for the use of import letter of credit
(1) The Applicant has obtained approvals and licenses required for the issuance of the letter of credit and ensure the documents maintain continuous effectiveness. The documents include but are not limited to import license, import quota, etc
(2) The letter of credit is not back-up one
(3) Restrictions for the goods under the letter of credit\
(4) The import contract required for the issuance of the letter of credit shall reflect the true and legal trade
(5) Collateral for the letter of credit, both spot and forward, shall deposit 20% of the amount shown on the letter of credit. Bank account No. for the collateral is: 355000888708130006304. Or a certificate of deposit opened in the Bank of Communications with equivalent amount of money on the account as a pledge by the Applicant
(6) Administrative charges as required by the Creditor
(7) N/A

3.6 Conditions precedent for the use of package loan
N/A

3.7 Conditions precedent for the use of import finance
(1) Currency used for the import finance: N/A
(2) Collateral shall be no less than N/A% of the amount for the letter of credit
(3) Period of import finance shall not exceed 90 days and shall not be later than February 17, 2010
(4) Commodities covered by the import finance: N/A
(5) The type of letter of credit is spot/ forward.
(6) N/A

3.8 Conditions precedent for the use of import collection finance
N/A

3.9 Conditions precedent for the use of import outward remittance finance
N/A

3.10 Conditions precedent for the use of export finance
(1) Currency used for the export finance: N/A
(2) Collateral shall be no less than N/A% of the amount for the letter of credit
(3) Period of export finance shall not exceed 90 days and shall not be later than February 17, 2010
(4) The applicant provided the letter of credit, the revisions if any, and all relevant supporting documents.
(5)N/A

Article IV Use of credit line

   4.1 The credit line is the maximum amount of credit granted to the Applicant. The signing of this contract does not guarantee the actual extension of the maximum amount of credit to the Applicant. The Applicant shall fill out and submit the Credit Usage Application Form for each application, which is to be reviewed and approved by the Creditor
          4.2 The type of credit, currency, amount, usage, period and loan rate stipulated in the application form shall supersede the corresponding terms in this contract
          4.3 The use of the credit shall refer to the documents, certificates and invoices that the Creditor keeps during the effective period of this contract.
   4.4 If the currency recorded in the application form is different from the one stipulated in this contract, the calculation of the credit balance shall be based on the interest rate at the opening of the business hours.
   4.5 If the Applicant becomes the “actual controlling shareholder” of the Guarantor, before a satisfactory resolution that guarantees the loan for the Applicant, the Creditor has the right to suspend or cancel the remaining amount of the line of credit.

Article V Representation and Guarantee by the Applicant

5.1 The Applicant is established in legal and in good standing to be able to fulfill the obligations stipulated in this contract and assume civil responsibility that may be arising therefrom.
5.2 The signing and execution of this contract reflect the genuine intention of the Applicant and have obtained all the necessary review, approval and authorization.
5.3 All the documents, tables, material and information provided by the Applicant shall be true, accurate, complete and effective. There is no intention of hiding any information that may affect the financial conditions and repayment ability of the Applicant.
5.4 The Applicant is not the shareholder or “actual controlling shareholder”, as defined in the Company Law, of the Guarantor, nor does it plan to be the shareholder or actual controlling shareholder of the Guarantor.

Article VI Obligations of the Applicant

6.1 The Applicant shall obtain all necessary approval, review, report, filing or registration before execution of this contract and the credit line application.
6.2 The use of the credit shall be in compliance with this contract and the application form. Misappropriation is forbidden.
6.3 The Applicant shall repay the loans in accordance to the timetable and amount stipulated in this contract and the application form. Unless otherwise stipulated, the Applicant is not allowed to repay in advance without written notice of approval by the Creditor
    6.4 The Applicant shall be obliged to the charges related to the notarization, appraisal, evaluation and registration for this contract
    6.5 The Applicant shall abide by the regulations and practices of the Creditor, including but not limited to periodically provide financial reports and other information that may be requested by the Creditor, and ensure the documents, material and information are true, complete and accurate

    6.6 The Applicant shall notify 30 days in advance and in written the following events and shall not take any actions, explained as follows, without reaching a solution with the Creditor:
(1) Sell, donate, rent, lend, transfer, mortgage or pledge, or disposal total or majority of assets or major assets;
(2) Major changes in the incorporation or ownership structure of the operating entity, including but not limited to contract out, lease, cooperate, reformation, sales, mergers and acquisitions, joint venture, spin-off, set up a subsidiary, transfer of property rights, or reduction of registered capital, etc.

    6.7 The Applicant shall notify the Creditor the following corporate actions within 7 days:

(1)
Amendment to the Article of Incorporation, Company name, legal representative (managing staff), domicile, postal address, scope of business, or any decision that could materially affect the financial conditions or personnel;

(2)	The Applicant or Guarantor may or possibly apply for bankruptcy or have been requested by any lender to file for bankruptcy application;
(3)	Involved in any lawsuits, arbitration, administrative regulation, or asset assurance or other legal orders;
(4)	Guarantor for a third-party may materially affect the financial standing or the fulfillment of the obligations in this contract;
(5)	The signing of major contract which may materially affect its operation and financial standing
(6)	The Applicant or the Guarantor suspends business, dismissal of employees, suspends business for reform or the business licenses are canceled or revoked;
(7)	Breach of regulations or laws by the legal representative (senior manager) or other major managers;
(8)	Difficulty in operation and financial conditions, or other events that may have negative impact on the Applicant’s operation, financial conditions or repayment ability;
(9)	The total amount of the related party transactions reaches or exceeds the 10% of the net asset value which is confirmed by the auditor in the most recent auditing.
(10)	The Applicant becomes the “actual controlling shareholder” of the Guarantor before the clearance of all the loans stipulated in this contract.

    6.8 The Applicant shall timely provide other assurance in case of any changes that may negatively affect the loans by the Creditor.
The “change” hereto includes but is not limited to: mergers and acquisitions, spin-off, operation suspension, closure of operations, reform by the Guarantor, or the cancellation or revoke of the business license for the Guarantor. apply for bankruptcy or have been requested by any lender to file for bankruptcy application; the Guarantor’s involvement in any lawsuits, arbitration, administrative regulation, or asset assurance or other legal orders which may result in the reduction of the value of the pledged assets; breach of regulations or laws by the legal representative (senior manager)  or if the Guarantor is an individual, the Guarantor’s missing or dead; the Guarantor breaches the articles of this contract; dispute between the Guarantor and the Applicant; the property of the pledged assets is not established or does not have legal force; or other events that may affect the safety of the credit of the Creditors.

Article VII Others
1. From August 17, 2009 on and within this year, the re-steaming fund amount under the account party by the applicant shall not be less than RMB 300 million.
2. The comprehensive credit lines amount of this Comprehensive Credit Contract includes the amount of No. 3550052009L300000000 Corporation Overdraft Contract and No. 3550052009LG00000000 Open Online Payment Tax L/G Contract.

Article VIII Advance loan maturity

8.1 Any of the following events may constitute “event for advance loan maturity”.
(1) Fake expression or assurance by the Applicant in this contract or any of the application documents;
(2) Breach of this contract or any of the application document by the Applicant
(3) The occurring of any events described in 6.7 may cause the Creditor to consider the negative influence on the safety of its credit
(4) Delayed execution of contract or other default even after the notification by the Creditor
8.2 The Creditor shall have the rights to:
(1) Decrease, suspend or cancel the credit line in this contract
(2) Declare the maturity date of the loans partially or in whole of this contract, require the Applicant to repay the total loans and interests arising therefrom.

Article VIV Breach of contract

9.1 Failure to repay the loan or interest may be fined to repay additional interest which shall be 50% higher than the loan rate agreed in the application.
9.2 The Applicant, after breaching of the contract, shall pay for the charges in connection with lawsuits, arbitration, asset assurance, announcement, execution, legal, trips and others
9.3 The Creditor has the right to report or announce via news media if the Applicant intentionally escapes the supervision of the Creditor, delays loan and interests payment, etc.

Article VV Authorization of money transfer

10.1 The Applicant hereby authorize the Creditor to deduct the amount for the loan principal, interests, fine, or other charges from any bank account opened in the Bank of Communications by the Applicant.
10.2 The Creditor shall inform Applicant the bank account No., contract No., Serial No. of the application form, the No. of the borrow document or other bank documents, the amount deducted and the loan balance.
10.3 If the balance of the bank account could not cover the total amount due and if the period of overdue is less than 90 days, the priority of repayment shall be given to the unpaid expenses, followed in order by the interests, the fine, the compound interests and the principal. If the period of overdue is more than 90 days, the priority of repayment shall be given to the unpaid expenses, followed in order by the principal, the interest, the fine and the compound interests.
If the balance of the bank account could not cover the amount of loan which is in the form of bank acceptance, letter of credit or letter of guarantee, the repayment priority shall be given to the unpaid expenses, the principal due and the interests due.
10.4 The exchange rate on the spot of the deduction shall apply if the currency of the bank account differs from the currency of the loan

Article VVI Dispute Resolution

Any dispute arising from this contract shall be resolved through filing litigation with the local court where the Creditor is located. The two parties shall continue to fulfill obligations not involved in the litigation.

Article VVII Credit Usage Application Form

The two parties shall sign the Credit Usage Application Form which is an appendix and undivided section of this contract. The content filled in the application form shall supersede this contract if there is any discrepancy.

Article VVIII Miscellaneous

13.1 The contract shall be signed by legal representative (principal manager) or authorized representative and sealed with official chop of both the Applicant and the Creditor.
13.2 The contract is made in four copies, the Applicant, the Creditor and the Guarantor shall each keep a copy.

(No articles hereafter)

The Applicant has thoroughly read all the provisions contained in the contract. The Creditor has explained such provisions upon the Applicant’s request. The Applicant has no objection to any contents thereof.

Applicant (official seal)	Creditor (official seal)
Guanke (Fujian) Electron	Quanzhou Branch,
Technological Industry Co Ltd	Bank of Communications

Legal Representative (Principal officer)	Principal officer
or authorized representative	or authorized representative
(Sign and seal)	(Sign and seal)
Tin Man Or

Date of signing: August 25, 2009	Date of signing: August 25, 2009